Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                    ABC Dispensing Technologies
                           Common Stock
                      CUSIP Number 000573105

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 000573105

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,120,098 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,106,523 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,106,523 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     12.31%

  12) Type of reporting person:
     HC

*Shares are held by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       ABC Dispensing Technologies
  Item 1b) Address of issuer's principal executive offices:
       451 Kennedy Road
       Akron, OH 44305
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   000573105
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,106,523 shares*
  (b) Percent of Class:
     12.31%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,120,098 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,106,523 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are owned by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Gray, Seifert & Co., Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                           Boomtown Inc.
                           Common Stock
                      CUSIP Number 098588106

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 098588106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         900,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    900,000 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     900,000 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     9.42%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Boomtown Inc.
  Item 1b) Address of issuer's principal executive offices:
       P.O. Box 399
       Verdi, Nevada 89439-0399
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   098588106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     900,000 shares*
  (b) Percent of Class:
     9.42%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            900,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            900,000 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are owned by Legg Mason Special Investment Trust, Inc. with Legg Mason Fund Adviser, Inc. having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                           Cott Corp Que
                           Common Stock
                      CUSIP Number 22163N106

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 22163N106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         4,100,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    4,361,630 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     4,361,630 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     7.19%

  12) Type of reporting person:
     HC

*4,100,000 (6.75%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Cott Corp Que
  Item 1b) Address of issuer's principal executive offices:
       207 Queen's Quay West
       Suite 800
       Toronto, Ontario M5J
       Canada
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   22163N106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     4,361,630 shares*
  (b) Percent of Class:
     7.19%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            4,100,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            4,361,630 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*4,100,000 (6.75%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                 Enhance Financial Services Group
                           Common Stock
                      CUSIP Number 293310108

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No.293310108

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         855,300 shares*
  6) Shared voting power:
  7) Sole dispositive power:    907,975 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     907,975 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.03%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Capital Management, Inc. and Legg Mason Managed Investment Portfolio, each of which having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Enhance Financial Services Group
  Item 1b) Address of issuer's principal executive offices:
       335 Madison Avenue
       New York, NY 10017
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   293310108
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     907,975 shares*
  (b) Percent of Class:
     5.03%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            855,300 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            907,975 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Capital Management, Inc. and Legg Mason Managed Investment Portfolio, each of which having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                Green Mountain Power 7.32% Series 1
                          Preferred Stock
                      CUSIP Number 393154208

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 393154208

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:
  6) Shared voting power:
  7) Sole dispositive power:    10,000 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     10,000 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     8.33%

  12) Type of reporting person:
       HC

*10,000 (8.33%) shares are held by Legg Mason Wood Walker, Incorporated ("LMWW") inventory accounts, with LMWW having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Green Mountain Power Corp
  Item 1b) Address of issuer's principal executive offices:
       25 Green Mountain Drive
       South Burlington, VT 05402
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Preferred Stock
  Item 2e) CUSIP number:   393154208
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     10,000 shares*
  (b) Percent of Class:
     8.33%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            10,000 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*10,000 (8.33%) shares are held by Legg Mason Wood Walker, Incorporated ("LMWW") inventory accounts, with LMWW having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
          Legg Mason Wood Walker, Incorporated, as broker/dealer with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                Griffon Corp 2nd Preferred Series 1
                          Preferred Stock
                      CUSIP Number 398433201

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 398433201

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:
  6) Shared voting power:
  7) Sole dispositive power:    322,329 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     322,329 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     20.51%

  12) Type of reporting person:
     HC

*322,329 (20.51%) shares are held by Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Griffon Corporation
  Item 1b) Address of issuer's principal executive offices:
       100 Jericho Quadrangle
       Jericho, NY 11753
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Preferred Stock
  Item 2e) CUSIP number:   398433201
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     322,329 shares*
  (b) Percent of Class:
     20.51%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            322,329 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*322,329 (20.51%) shares are held by Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
          Legg Mason Managed Investment Portfolio, as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                       Hollywood Park, Inc.
                           Common Stock
                      CUSIP Number 436255103

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 436255103

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,775,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,911,950 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,911,950 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     10.46%

  12) Type of reporting person:
     HC

*1,775,000 (9.71%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Hollywood Park, Inc.
  Item 1b) Address of issuer's principal executive offices:
       1050 South Prairie Avenue
       Inglewood, CA 90301
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   436255103
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,911,950 shares*
  (b) Percent of Class:
     10.46%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,775,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,911,950 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*1,775,000 (9.71%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
          Legg Mason Fund Adviser, Inc., as investment adviser with discretion
          Legg Mason Managed Investment Portfolio, as investment adviser with discretion
          Legg Mason Capital Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                           InaCom Corp.
                           Common Stock
                      CUSIP Number 45323G109

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 45323G109

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         854,200 shares*
  6) Shared voting power:
  7) Sole dispositive power:    909,500 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     909,500 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     8.38%

  12) Type of reporting person:
     HC

*765,000 (7.05%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Capital Management, Inc. and Batterymarch Financial Management, Inc, which have power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       InaCom Corp.
  Item 1b) Address of issuer's principal executive offices:
       10810 Farnam Drive, Ste. 200
       Omaha, NE 68154
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   45323G109
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     909,500 shares*
  (b) Percent of Class:
     8.38%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            854,200 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            909,500 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*765,000 (7.05%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Capital Management, Inc. and Batterymarch Financial Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
          Legg Mason Fund Adviser, Inc., as investment adviser with discretion
          Legg Mason Capital Management, Inc., as investment adviser with discretion
          Batterymarch Financial Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                     John Alden Financial Corp
                           Common Stock
                      CUSIP Number 477838106

Check the following box if a fee is being paid with this statement. [  ]

CUSIP No. 477838106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,438,600  shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,046,032 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,046,032 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     8.08%

  12) Type of reporting person:
     HC

* Shares are held by Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by Bartlett Basic Value Fund and by various clients of Bartlett & Co., which Bartlett & Co. has power to dispose thereof; and by various clients of Legg Mason Capital Management, Inc. and Legg Mason Managed Investment Portfolio, which have power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       John Alden Financial Corp
  Item 1b) Address of issuer's principal executive offices:
       7300 Corporate Center Drive
       Miami, Florida 33126-1208
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   477838106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,046,032 shares*
  (b) Percent of Class:
     8.08%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
             1,438,600 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,046,032 shares*
     (iv)  shared power to dispose or to direct the disposition of:

* Shares are held by Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by Bartlett Basic Value Fund and by various clients of Bartlett & Co., which Bartlett & Co. has power to dispose thereof; and by various clients of Legg Mason Capital Management, Inc. and Legg Mason Managed Investment Portfolio, which have power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Bartlett & Co., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                  Mac Frugals Bargains Close-Out
                           Common Stock
                      CUSIP Number 554152108

Check the following box if a fee is being paid with this statement. [  ]

CUSIP No. 554152108

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,579,500 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,717,508 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,717,508 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     6.57%

  12) Type of reporting person:
     HC

*1,438,700 (5.51%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Batterymarch Financial Management, Inc., Legg Mason Capital Management, Inc. and Legg Mason Managed Investment Portfolio, each of which having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Mac Frugals Bargains Close-Out
  Item 1b) Address of issuer's principal executive offices:
       2430 East Del Amo Boulevard
       Dominguez, CA 90220-6306
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   554152108
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,717,508 shares*
  (b) Percent of Class:
     6.57%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,579,500 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,717,508 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*1,438,700 (5.51%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Batterymarch Financial Management, Inc., Legg Mason Capital Management, Inc. and Legg Mason Managed Investment Portfolio, each of which having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Batterymarch Financial Management, Inc., as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                        Madge Networks N.V.
                           Common Stock
                      CUSIP Number N5424G106

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. N5424G106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,925,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,039,812 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,039,812 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.15%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Special Investment Trust, Inc.,with Legg Mason Fund Adviser, Inc. having power to dispose thereof; by various clients of Legg Mason Managed Investment Portfolio, Legg Mason Capital Management, Inc. and Bartlett & Co, which have power to dispose thereof; and by Legg Mason Wood Walker, Incorporated ("LMWW") inventory accounts, with LMWW having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Madge Networks N.V.
  Item 1b) Address of issuer's principal executive offices:
       Transpolis Schiphol Airport
       Polaris Avenue 23
       2132 JH, Hoofddorp
       The Netherlands
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   N5424G106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,039,812 shares*
  (b) Percent of Class:
     5.15%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,925,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,039,812 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Legg Mason Special Investment Trust, Inc.,with Legg Mason Fund Adviser, Inc. having power to dispose thereof; by various clients of Legg Mason Managed Investment Portfolio, Legg Mason Capital Management, Inc. and Bartlett & Co, which have power to dispose thereof; and by Legg Mason Wood Walker, Incorporated ("LMWW") inventory accounts, with LMWW having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion
       Legg Mason Wood Walker, Incorporated, as broker/dealer with discretion
       Bartlett & Co., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                Pioneer Standard Electronics, Inc.
                           Common Stock
                      CUSIP Number 723877106

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 723877106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:          303,600 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,519,427 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,519,427 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.51%

  12) Type of reporting person:
     HC

*Shares are held by Bartlett BasicValue Fund and by various clients of Bartlett & Co., with Bartlett & Co. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Pioneer Standard Electronics, Inc.
  Item 1b) Address of issuer's principal executive offices:
       4800 East 131st Street
       Cleveland, OH 44105
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   723877106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,519,427 shares*
  (b) Percent of Class:
     5.51%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
               303,600 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,519,427 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Bartlett BasicValue Fund and by various clients of Bartlett & Co., with Bartlett & Co. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Bartlett & Co., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                    Players International Inc.
                           Common Stock
                      CUSIP Number 727903106

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 727903106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         2,400,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,521,500 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,521,500 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     8.64%

  12) Type of reporting person:
     HC

*2,400,000 (8.22%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Players International Inc.
  Item 1b) Address of issuer's principal executive offices:
       1300 Atlantic Avenue, Ste. 800
       Atlantic City, NJ 08401
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   727903106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,521,500 shares*
  (b) Percent of Class:
     8.64%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            2,400,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,521,500 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*2,400,000 (8.22%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., which have power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                  Resource Mortgage Capital Inc.
                               REIT
                      CUSIP Number 76121E103

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 76121E103

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,018,800 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,150,595 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,150,595 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.60%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Special Investment Trust, Inc. and Legg Mason Total Return Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof; by various clients of Legg Mason Managed Investment Portfolio, Legg Mason Capital Management, Inc. and Batterymarch Financial Management, Inc., each having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Resource Mortgage Capital Inc.
  Item 1b) Address of issuer's principal executive offices:
       10900 Nuckols Road
       Glen Allen, VA 23060
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       REIT
  Item 2e) CUSIP number:   76121E103
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,150,595 shares*
  (b) Percent of Class:
     5.60%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,018,800 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,150,595 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Legg Mason Special Investment Trust, Inc. and Legg Mason Total Return Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof; by various clients of Legg Mason Managed Investment Portfolio, Legg Mason Capital Management, Inc. and Batterymarch Financial Management, Inc., each having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion
       Batterymarch Financial Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                       ROC Communities Inc.
                               REIT
                      CUSIP Number 749650107

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 749650107

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:          101,900 shares*
  6) Shared voting power:
  7) Sole dispositive power:    969,756 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     969,756 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     7.81%

  12) Type of reporting person:
     HC

*Shares are held by Bartlett BasicValue Fund and by various clients of Bartlett & Co., with Bartlett & Co. having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       ROC Communities Inc.
  Item 1b) Address of issuer's principal executive offices:
       6430 South Quebec Street
       Englewood, CO 80111
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       REIT
  Item 2e) CUSIP number:   749650107
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     969,756 shares*
  (b) Percent of Class:
     7.81%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            101,900 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            969,756 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Bartlett BasicValue Fund and by various clients of Bartlett & Co., with Bartlett & Co. having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Bartlett & Co., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                    Somatix Therapy Corporation
                           Common Stock
                      CUSIP Number 834447104

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 834447104

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,980,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,064,660 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,064,660 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     6.88%

  12) Type of reporting person:
     HC

*1,980,000 (6.60%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., each having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Somatix Therapy Corporation
  Item 1b) Address of issuer's principal executive offices:
       850 Marina Village Parkway
       Alameda, CA 94501-1034
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   834447104
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,064,660 shares*
  (b) Percent of Class:
     6.88%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,980,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,064,660 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*1,980,000 (6.60%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio and Legg Mason Capital Management, Inc., each having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                       Standard Federal Bank
                           Common Stock
                      CUSIP Number 853386100

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 853386100

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,989,500 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,000,105 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,000,105 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     6.41%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Value Trust, Inc., Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, Legg Mason Capital Management, Inc. and Batterymarch Financial Management, Inc., each having power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Standard Federal Bank
  Item 1b) Address of issuer's principal executive offices:
       2600 West Big Beaver Road
       Troy, MI 48084-3323
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   853386100
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,000,105 shares*
  (b) Percent of Class:
     6.41%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,989,500 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,000,105 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Legg Mason Value Trust, Inc., Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, Legg Mason Capital Management, Inc. and Batterymarch Financial Management, Inc., each having power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Legg Mason Fund Adviser, Inc., as investment adviser with discretion
       Legg Mason Capital Management, Inc., as investment adviser with discretion
       Legg Mason Managed Investment Portfolio, as investment adviser with discretion
       Batterymarch Financial Management, Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title

               Securities and Exchange Commission
                     Washington, D.C.  20549

                           Schedule 13-G
             Under the Securities Exchange Act of 1934

                    Unapix Entertainment, Inc.
                           Common Stock
                      CUSIP Number 904270105

Check the following box if a fee is being paid with this statement. [  ]

CUSIP No. 904270105

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         417,162 shares*
  6) Shared voting power:
  7) Sole dispositive power:    516,912 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     516,912 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     9.73%

  12) Type of reporting person:
     HC

*Shares are held by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                           Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Unapix Entertainment, Inc.
  Item 1b) Address of issuer's principal executive offices:
       93 Mason Street
       Greenwich, CT 06830
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   904270105
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
           Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     516,912 shares*
  (b) Percent of Class:
     9.73%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            417,162 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            516,912 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are owned by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                           Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       Gray, Seifert & Co., Inc., as investment adviser with discretion

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997
Date

/s/ John F. Curley
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
Name/Title